                                                                    Exhibit 20.1


                        APPLIED VOICE RECOGNITION, INC.
                         4615 POST OAK PLACE, SUITE 111
                              HOUSTON, TEXAS 77027


Dear Shareholder:

     Recently, the Board of Directors of Applied Voice Recognition, Inc. (the "Company") unanimously approved (i) a change in the state of incorporation of the Company from Utah to Delaware (the "Reincorporation") and (i) the adoption of the Company's 1997 Incentive Plan (the "Incentive Plan") as an amendment and restatement of the Company's previous incentive plans. Since the Board's approval of such actions, certain shareholders of the Company have executed written consents approving the Reincorporation and the adoption of the Incentive Plan. Included with this letter is a Notice of Action by Written Consent containing an explanation of the reasons for the actions taken and a description thereof.

     The Reincorporation is intended to bring the Company into line with numerous other public companies also located in Delaware. Over the years, the State of Delaware has developed a comprehensive and flexible body of corporate law that is responsive to the needs of modern business. Many of the largest and most successful corporations in the United States have either chosen Delaware as their initial state of incorporation or reincorporated there. Due to the large number of corporations seeking incorporation under the laws of that state, its government has taken steps to encourage corporations to establish themselves in that state and have developed a comprehensive body of law which affords corporations a degree of certainty and predictability with respect to the legal aspects of their corporate existence, and facilitates the efforts of corporations to attract and retain capable directors. In addition, financial institutions, third party lenders, and other potential sources of financing are familiar with Delaware's corporate law, which can facilitate the acquisition of financing when needed for corporate activities and operations.

     The improvements to the Incentive Plan are intended to update the Company's incentive compensation plan to account for recent changes in the laws concerning such plans, to foster and promote the long-term financial success of the Company and its Subsidiaries, to increase stockholder value by attracting and retaining key employees, consultants and outside directors by providing competitive incentive compensation opportunities, and to enable key employees, consultants and outside directors to share in the long-term growth and success of the Company.

     Please take a moment to review the enclosed Notice of Action by Written Consent and the Dissenters' Notice to Certain Shareholders. We hope that you will continue to support our efforts to improve the Company's structure and efficiency.

                                    By Order of the Board of Directors,

                                    /S/ WILLIAM T. KENNEDY

                                    William T. Kennedy,
                                    Assistant Secretary
Houston, Texas
December 22, 1997

                        APPLIED VOICE RECOGNITION, INC.
                         4615 POST OAK PLACE, SUITE 111
                              HOUSTON, TEXAS 77027

                         -----------------------------

                      NOTICE OF ACTION BY WRITTEN CONSENT
                            DATED DECEMBER 22, 1997

                         -----------------------------


     This Notice of Action By Written Consent (this "Notice") is being furnished to the shareholders of Applied Voice Recognition, Inc., a Utah corporation (the "Company"), in connection with the recently executed written consents of certain of the Company's shareholders relating to the reincorporation of the Company in Delaware (the "Reincorporation") and the approval of the Company's 1997 Incentive Plan (the "Incentive Plan"). The Reincorporation and the Incentive Plan are sometimes collectively referred to herein as the "Shareholder Actions." The Board of Directors of the Company (the "Board"), at a special meeting of the Board held on September 26, 1997, and certain shareholders of the Company (the "Consenting Shareholders") who own shares which together represent 54.8% of the issued and outstanding shares of the Company's common stock, par value $.001 per share (the "Common Stock"), by written consent dated December 3, 1997, approved the Shareholder Actions. Certain other shareholders of the Company (the "Consenting Preferred Shareholders") who own shares which together represent 100% of the issued and outstanding shares of the Company's Series A Preferred Stock, par value $.10 per share (the "Series A Preferred Stock"), approved the Reincorporation by written consent dated November 28, 1997. A Certificate of Ownership and Merger in Delaware (the "Delaware Certificate") and Articles of Merger in Utah (the "Utah Articles") will be filed with the appropriate Secretaries of State on or about January 26, 1998. A registration statement on Form S-8 (the "Registration Statement") will be filed with the Securities and Exchange Commission (the "SEC") on or about January 1, 1998 to register up to 3,000,000 shares of the Company's Common Stock to be issued under the Incentive Plan.

     ACCORDINGLY, YOUR CONSENT IS NOT REQUIRED FOR THE APPROVAL OF THE SHAREHOLDER ACTIONS, AND IS NOT, THEREFORE, BEING SOLICITED BY THE COMPANY. IN ADDITION, THE COMPANY IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY. NO MEETING IS BEING HELD; THIS NOTICE IS BEING SENT TO INFORM YOU OF THE APPROVAL OF THE SHAREHOLDER ACTIONS.

     This Notice concerning the approval of the Shareholder Actions is being mailed on or about December 22, 1997 to all shareholders of record. The Board has fixed the close of business on December 3, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to receive this Notice. As of the Record Date, there were outstanding 13,119,800 shares of Common Stock of the Company and 312,500 shares of Series A Preferred Stock.

                          REINCORPORATION IN DELAWARE

     The Board of Directors of the Company has unanimously approved a change in the state of incorporation of the Company from Utah to Delaware. Delaware has an extensive and flexible body of corporate law set forth in its statutes and judicial interpretations that is familiar to many of the advisors, professionals, and business entities with which the Company has dealings, and management has determined that it would be advantageous for the Company to be reincorporated under the laws of that state. In connection with the Reincorporation, certain changes in the governing instruments of the Company will be effected as set forth below. The summary set forth in this Notice of the effects of the Merger (as defined below) and the terms and provisions of the Utah Articles of Merger, the Delaware Certificate of Ownership and Merger, the Plan and Agreement of Merger, and the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and Amended and Restated Bylaws (the "Bylaws") of the Delaware Corporation (as defined below), which will govern the corporate affairs of the Company subsequent to the Merger, does not purport to be complete and is qualified in its entirety by the provisions of such documents, copies of which are available from the Assistant Secretary of the Company, William T. Kennedy, at the offices of the Company located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027, (713) 621-5678.

     In order to accomplish the change in the state of incorporation in accordance with the laws of the States of Utah and Delaware, the Company proposes to merge (the "Merger") with and into Applied Voice Recognition, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (the "Delaware Corporation") pursuant to the terms and provisions of the Plan and Agreement of Merger (the "Merger Plan"). Under the terms of the Merger Plan, the Delaware Corporation will be the surviving corporation; the separate corporate existence of the Company will cease; the Delaware Corporation will succeed to all of the business, properties, assets, and liabilities of the Company; the directors, officers, and employees of the Company will become the directors, officers, and employees of the Delaware Corporation; each outstanding share of the Company's Common Stock and each outstanding share of the Company's Series A Preferred Stock will automatically be converted into one share of the Delaware Corporation's Common Stock and Series A Preferred Stock, respectively. On completion of the change of domicile, the Company will be governed by the Certificate of Incorporation and the Bylaws of the Delaware Corporation.

     According to Delaware and Utah law, the Merger will become effective (the "Effective Date") immediately upon filing of the Delaware Certificate and the Utah Articles. Immediately following the Merger at the Effective Time, all stock certificates which represented shares of Common Stock or Series A Preferred Stock of the Company shall automatically represent and evidence ownership of shares of Common Stock or Series A Preferred Stock of the Delaware Corporation, respectively. Each shareholder will be entitled to submit his or her old certificates to the transfer agent of the Company, American Stock Transfer & Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, New York 11219; telephone number (718) 921-8200, and be issued in exchange therefor new Delaware Corporation certificates representing the same number of shares represented by the old certificates. THERE IS NO REQUIREMENT THAT THE SHAREHOLDERS SUBMIT THEIR CURRENT CERTIFICATES FOR CANCELLATION AND ISSUANCE OF NEW CERTIFICATES. THE NAME OF THE COMPANY SUBSEQUENT TO THE MERGER WILL CONTINUE TO BE APPLIED VOICE RECOGNITION, INC., AND THE OLD STOCK CERTIFICATES REPRESENTING SHARES OF STOCK IN THE COMPANY WILL

AUTOMATICALLY REPRESENT A CORRESPONDING NUMBER OF SHARES IN THE DELAWARE CORPORATION. FOLLOWING THE MERGER, THE SHARES OF COMMON STOCK OF THE COMPANY WILL CONTINUE TO BE TRADED, WITHOUT INTERRUPTION.

REASONS FOR REINCORPORATION

     Over the years, the State of Delaware, through legislative action and court decisions, has developed a comprehensive and flexible body of corporate law that is responsive to the needs of modern business. Many of the largest and most successful corporations in the United States have either chosen Delaware as their initial state of incorporation or reincorporated there. Due to the large number of corporations seeking incorporation under the laws of the State of Delaware, the legislative, executive, and judicial branches of the state government have taken affirmative steps to encourage corporations to establish themselves in the State of Delaware and have developed a comprehensive body of law which affords corporations a degree of certainty and predictability with respect to the legal aspects of their corporate existence. In addition, the Delaware legislature has enacted amendments to the Delaware law regarding the limitation of liability of directors in certain circumstances (as discussed below) to facilitate the efforts of corporations to attract and retain capable directors. Due to the large number of corporations incorporated in Delaware, financial institutions, third party lenders, and other potential sources of financing are familiar with the Delaware corporation law, which can facilitate the acquisition of financing when needed for corporate activities and operations.

EFFECT OF REINCORPORATION

     As previously noted, the Certificate of Incorporation of the Delaware Corporation will be the governing instrument of the surviving corporation following the Merger with the Company, resulting in several changes from the current Articles of Incorporation of the Company. Some of these changes are purely procedural in nature, such as a change in the registered office and agent of the Company. Some changes, however, will be substantive in nature. Set forth below is a discussion of all effects of the Reincorporation of the Company in the State of Delaware that management deems to be material. In most other respects, the Certificate of Incorporation of the Delaware Corporation is essentially the same as the Company's present Articles of Incorporation. The summary of the provisions of the Certificate of Incorporation and changes to the existing Articles of the Company set forth below is not intended to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Articles of Incorporation.

AUTHORIZATION OF STOCK

     The Articles of Incorporation of the Company currently authorize 50,000,000 shares of common stock, par value $.001 per share (the "Common Stock"). The authorized but unissued Common Stock may be issued from time to time by the Board of Directors without further shareholder action. In addition, the Articles of Incorporation of the Company currently authorize 2,000,000 shares of preferred stock, par value $.10 per share (the "Preferred Stock"). The shares of Preferred Stock may be designated and issued by the Board of Directors, from time to time, without further shareholder action. Currently, the Articles of Incorporation establish and designate the rights, privileges and preferences for one series of Preferred Stock, Series A Preferred Stock. As of the date hereof, there are currently outstanding 13,119,800 shares of Common Stock and 312,500 shares of Series A Preferred Stock.

     The Certificate of Incorporation of the Delaware Corporation provides for the same capital structure and authorizes 50,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of Preferred Stock, par value $.10 per share. The authorized and unissued Common and Preferred Stock can be issued from time to time without further shareholder action. The shares of Preferred Stock are issuable in such series as the Board of Directors determines from time to time. The Board of Directors will also have the right to designate the rights, privileges, and preferences of each series. The Certificate of Incorporation currently establishes and designates the rights, privileges and preferences for one series of preferred stock, the Series A Preferred Stock.
The Delaware Corporation's Series A Preferred Stock has the same rights, privileges and preferences as the Company's current Series A Preferred Stock.

LIMITATION ON LIABILITY OF DIRECTORS

     The Certificate of Incorporation of the Delaware Corporation contains a provision limiting the liability of directors as permitted under the Delaware General Corporation Law (the "DGCL"). The pertinent provision is designated to limit the personal liability of directors to the Company or its stockholders under certain circumstances involving a breach of the director's fiduciary duty of care. No officer or director of the Company has been involved in any litigation that would have been affected by a provision such as the one proposed. However, the proposed provision is clearly in the interests of the directors as it would limit their personal liability in certain circumstances at the potential expense of the Company and its shareholders.

     The provision in the Certificate of Incorporation is included under a Delaware law which is primarily intended to permit corporations and their stockholders to remove directors' exposure to liability for certain breaches of a director's fiduciary duty, either in a suit or by or on behalf of the corporation or in an action by stockholders of the corporation. The directors' liability has been eliminated to the fullest extent permitted under paragraph
(7) of subsection (b) of (S)102 of the DGCL. The law represents a legislative response to changes in the market for directors' liability insurance. The difficulty of obtaining such insurance and the significantly increased cost of such insurance were viewed by the Delaware legislature as threatening the quality and stability of corporate governance in Delaware because many directors became unwilling to serve without insurance protection, and those who did serve may have been inhibited, because of the unavailability of insurance, from making business decisions which may be in the best interests of the corporation. The law thus provides that a certificate of incorporation may contain provisions to limit directors' liability and thereby provide additional protection to directors.

     Neither the law nor the pertinent provisions in the Certificate of Incorporation of the Delaware Corporation limits the liability of officers of the Delaware Corporation who are not directors or of a director while acting in his capacity as an officer. The Certificate of Incorporation, in conformity with the law, eliminates each director's liability to stockholders or to the corporation for monetary damages arising out of the director's breach of his fiduciary duty of care. The duty of care refers to the fiduciary duty of directors to be sufficiently diligent and careful in considering a transaction or taking or refusing to take some corporate action. A breach of the duty of care by a director ordinarily gives rise to liability for monetary damages caused to the corporation or stockholders of the corporation. The provision in the Certificate of Incorporation of the Delaware Corporation does not eliminate the duty of care, it only eliminates monetary damage awards occasioned by a breach of that duty. Thus, a breach of the duty of care would remain a valid basis for a suit seeking injunctive relief or rescission.

     This provision does not limit or eliminate liability based on other claims, such as violation of federal or state securities laws. In addition, it would not eliminate director liability or monetary damages based on the following six types of claims: (i) liability based on a breach of the duty of loyalty to the Company or the stockholders; (ii) liability based on the payment of an improper dividend or an improper repurchase of the Company's stock under Section 174 of the DGCL; (iii) liability for actions which the director knows are in violation of a law, (iv) liability arising out of intentional misconduct by the director;
(v) liability for actions or omissions pursuant to which the director will receive some improper personal benefit; and (vi) liability for a director's actions not taken in good faith. Thus, liability for monetary damages still exists under the provision if liability is based on one of the foregoing six grounds.

     Under the Certificate of Incorporation, Director liability will be limited for future conduct and for past conduct which predates the change of domicile of the Company to the extent such liability is limited pursuant to the Company's Articles of Incorporation and Utah law. The Company is not aware of any pending or threatened claims which would be covered by the subject provision in the Certificate of Incorporation. It should be noted that the provision does limit the remedies available to a shareholder dissatisfied with a board decision which is protected by the provision. An aggrieved shareholder's only remedy in such a circumstance may be to sue to stop the completion of the board's action. In many situations this remedy may not be effective. Shareholders, for example, may not be aware of a transaction or an event until it is too late to prevent it. In these cases, the shareholders and the Company could be injured by a board decision and yet have no effective remedy.

     The Board of Directors believes that this provision is in the best interests of the shareholders and the Company, as it should enhance the Company's ability to attract and retain qualified individuals to serve as directors of the Company by assuring directors (and potential directors) that their good faith decisions will not be second-guessed by a court evaluating decisions with the benefit of hindsight. In fact, most companies adopt such provisions limiting the liabilities of their directors. While the Company has been able to attract directors in the past, the limitation on the potential liability of directors of the Company should help facilitate attracting qualified directors in the future. The Board of Directors believes that the diligence exercised by directors stems primarily from their desire to act in the best interests of the Company and not from a fear of monetary damage awards. Consequently, the board believes that the level of scrutiny and care exercised by directors will not be lessened by this provision in the Certificate of Incorporation.

     Utah has a similar statute which permits the limitation of money damages for breach of a director's fiduciary duty, except for breaches of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, for improper payments of dividends, distribution of assets, or redemption of stock, or from any transaction from which the director derived an improper personal benefit.
As discussed above, the Certificate of Incorporation of the Delaware Corporation contains a provision limiting the liability of directors and the Articles of Incorporation of the Company now in effect also contain such a provision.

SHAREHOLDER ACTION WITHOUT A MEETING

     Under the Company's Articles of Incorporation and Utah law, any action required by the URBCA to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, all of such consents with respect to any shareholder action must be signed within sixty (60) days of one another. Notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the taking of such action at least 10 days before the consummation of the transactions, action, or event authorized by the shareholder action.

     The Certificate of Incorporation of the Delaware Corporation initially allows the stockholders from taking action by written consent, however, it prohibits such action by written consent by the shareholders after such time as the Delaware Corporation has a class or series of capital stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
Therefore, after any registration of the Delaware Corporation's capital stock under the Exchange Act, any action required or permitted to be taken by the stockholders of the Delaware Corporation must be effected at an annual or special meeting of stockholders of the Delaware Corporation and may not be effected by any consent in writing by such stockholders.

FEDERAL TAX CONSEQUENCES

     The Reincorporation of the Company in the State of Delaware pursuant to the terms of the Merger Plan is intended to qualify as a "tax-free" reorganization under (S)368 of the Internal Revenue Code. Under such provisions, the Reincorporation, for federal income tax purposes, will not result in any gain or loss recognized by the Company, the Delaware Corporation or the shareholders. The tax basis of the stock of the Delaware Corporation received by each shareholder will be equal to the basis of the stock of the Company currently held by that shareholder, and the holding period for the Delaware stock will include the period during which he or she held the stock of the Company, provided that such stock was held as a capital asset as of the Effective Date of the Merger.

     WHILE THE FOREGOING SETS FORTH THE MATERIAL TAX CONSEQUENCES OF THE MERGER FOR FEDERAL INCOME TAX PURPOSES, EACH SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE TAX EFFECTS OF THE MERGER ON THEIR PARTICULAR TAX SITUATION AND ANY POTENTIAL TAX EFFECT OF THE MERGER PURSUANT TO THE PROVISIONS OF STATE, LOCAL, OR FOREIGN INCOME TAX LAWS TO WHICH HE OR SHE MAY BE SUBJECT.

CHANGE IN BYLAWS

     In connection with the Reincorporation, the Bylaws of the Delaware Corporation will become the Bylaws of the Company and will thereafter govern the corporate affairs of the Company. The material differences between the Bylaws of the Company and the Bylaws of the Delaware Corporation are discussed below. The summary of the provisions of the Bylaws of the Delaware

Corporation and the changes from the current Bylaws of the Company is qualified in its entirety by reference to the exact provisions of the Delaware Corporation Bylaws.

SHAREHOLDERS' MEETINGS

     The Bylaws of the Company provide that a majority of the outstanding shares of the Company entitled to vote at a meeting of shareholders, whether represented in person or by proxy, constitute a quorum. Under current Utah law, a special meeting of shareholders may be called by the holders of ten (10%) percent of all shares entitled to vote thereat. The Bylaws of the Company also allow for the president, any vice president or the secretary to call a special meeting. The Bylaws of the Delaware Corporation, by their reference to the Delaware Corporation's Certificate of Incorporation, provide that (i) a majority of the outstanding shares entitled to vote at a meeting of shareholders, and
(ii) a majority of the holders of the shares of Series A Preferred Stock (for purposes of class voting) constitute a quorum and further provide that a special meeting may only be called by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors by written order of a majority of the entire Board. Therefore, under the Certificate of Incorporation and current Delaware law, the shareholders of the Delaware Corporation will not be able to call a special meeting of the shareholders.

MEETINGS OF DIRECTORS

     The Bylaws of the Company provide that a majority of the Board of Directors constitutes a quorum. The Bylaws further provide that a special meeting of the Board of Directors must be called upon the request of the president, any vice president or by any two members of the Board. Notice of a special meeting must be given by mail at least five days prior thereto. The Bylaws of the Delaware Corporation provide that unless otherwise provided in the Delaware Corporation's Certificate of Incorporation, a majority of the Board of Directors constitutes a quorum. A special meeting of the Board of Directors may be called at the request of the Chairman of the Board, the President, any vice president or any two members of the Board. Notice of a special meeting must be reasonable and in any event at least 24 hours before the meeting is scheduled to commence.

TRANSFER BOOKS AND RECORD DATE

     The transfer books of the Company may be closed or a record date may be set up to 50 days prior to the date of any meeting of shareholders or prior to the date for payment of any dividend. The Bylaws of the Delaware Corporation provide for a 60-day period for these actions.

AMENDMENT OF BYLAWS

     The Bylaws of the Company provide that the Bylaws may be amended or repealed by a majority of the entire board and that any Bylaw adopted by the Board of Directors may be altered or repealed by action of the shareholders.
The Bylaws of the Delaware Corporation provide that the Bylaws may be amended by the Board or by the affirmative vote of at least two-thirds of the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

CORPORATE LAWS OF DELAWARE

     The Delaware General Corporation Law, as amended (the "DGCL"), differs from the Utah Revised Business Corporation Act, as amended (the "URBCA") in certain respects in addition to those set forth above. It is impractical to state all such differences, but the changes which management of the Company deems to be material are set forth below:

          (1) Delaware law provides that proxies are valid for three years unless otherwise provided in the proxy; Utah law provides that proxies may not be valid for longer than 11 months unless otherwise provided in the proxy.

          (2) Under Delaware law, dividends to the shareholders may be paid either out of surplus, or if there is no surplus, the net profits of the corporation in the preceding and current fiscal years. Current Utah law provides that dividends may be paid only out of unreserved and unrestricted earned surplus, with certain limited exceptions.

          (3) For corporations, like the Company, which were in existence prior to July 1, 1992, Utah law grants shareholders the preemptive right to acquire unissued shares of the corporation, except as limited by the Articles of Incorporation. However, the Company's Articles of Incorporation have eliminated this provision of Utah law. Delaware law denies preemptive rights to shareholders unless the Certificate of Incorporation provides otherwise. The Company's current Articles of Incorporation deny any preemptive rights of shareholders and the Certificate of Incorporation of the Delaware Corporation does not provide for such rights.

          (4) Utah law provides appraisal rights for any shareholder who dissents from a merger, consolidation, or sale or exchange of all or substantially all of a corporation's assets. However, appraisal rights are not available if the shares are registered on a national securities exchange or held of record by not less than 2,000 stockholders. The shares of the Company are not traded on a national securities exchange and, the Company believes, are not held of record by more than 2,000 shareholders. Delaware law provides for appraisal rights for shareholders dissenting from a merger of consolidation which requires the vote of the shareholders, but does not provide for appraisal rights for a sale of substantially all of the corporation's assets; provided, that no appraisal rights are available to holders of a class or series of stock that is listed on a national securities exchange or that is held of record by more than 2,000 stockholders. The Company believes that if the shareholders of the Company approve the Merger, immediately following the Merger, the Common Stock of the Delaware Corporation will not be listed on a national stock exchange and will not be held of record by more than 2,000 stockholders. Under such circumstances, holders of the Common Stock who in the future dissent from a merger will be entitled to appraisal rights under the Delaware statute.

          (5) Delaware law prohibits a business combination with an interested shareholder for a period of three years following the date that such stockholder became an interested stockholder unless (1) the transaction that resulted in the stockholder becoming an interested stockholder was approved by the Board of Directors of the corporation prior to the transaction; (2) the stockholder owns at least 85% of the issued and outstanding stock not held by officers and directors or employee stock plans; or (3) the combination is approved by the board and the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. This provision does not apply to a corporation if the original certificate of incorporation contains a provision expressly electing not to be governed by the provision, which the Certificate of Incorporation of the Delaware Corporation does not.

RIGHTS OF DISSENTING SHAREHOLDERS

     Shareholders who oppose the proposed Merger will have the right to receive payment for the value of their shares as set forth in Sections 16-10a-1302 and 16-10a-1320 of the URBCA. A copy of these sections and related sections are attached to the Dissenters' Notice to Certain Shareholders enclosed herewith as Appendix "A" thereto. The requirements for a shareholder to properly exercise his rights under these provisions are very technical in nature, and the following summary is qualified in its entirety by the actual statutory provisions which should be carefully reviewed by any shareholder wishing to assert such rights.

     Under the Utah statutes, such appraisal rights will be available only to those shareholders of the Company who (i) do not consent to the proposed action;
(ii) file a written demand with the Company within thirty (30) days after notice has been sent to the shareholders that the Merger has been or will be effected, requesting payment of the fair value of the shares of capital stock which they hold; (iii) were shareholders as of the date ten (10) days after the action by written consent approving the Reincorporation; and (iv) meet the other requirements of the governing Utah provisions.

     Within sixty (60) days after the later of the Effective Date of the Merger or the due date for shareholder payment demands, the Company shall pay the amount the Company estimates to be the fair value of the dissenters' shares, plus interest to each dissenter who has complied with the procedures for demanding payment. If the dissenting shareholder is not satisfied with the fair value that the Company has determined for the dissenter's shares, the dissenter must notify the Company within thirty (30) days after he or she received the Company's offer of payment. After receipt of any such notice, the Company and the dissenting shareholder shall try to agree on fair value of the dissenter's shares for a period of sixty (60) days.

     If the Company and the shareholder are unable to agree on the payment for such shares during such 60 day period, then the Company shall commence a proceeding in the county in Utah in which its registered office is located to determine the fair value of the shareholder's shares. Upon the commencement of such proceeding, the Company is required to file with the court a list of names of all of the dissenting shareholders with whom the Company has not agreed to a price for the purchase of their shares whom shall be joined in the suit. All of such shareholders shall be bound by the fair value determination made by the court.

     As long as the Company complies with the procedures for appraisal rights described above, this will be the sole remedy that a shareholder will have for the recovery of the value of his or her shares. The loss or forfeiture of appraisal rights simply means the loss of the right to receive cash payment from the Company in exchange for shares; in such event the shareholder would still hold the appropriate number of shares of the Delaware Corporation.

     Under the Merger Plan, the Board of Directors may terminate the Merger at any time prior to the Effective Date for any reason if it determines that the Merger is not in the best interests of the Company including, without limitation, the receipt of payment demands under the dissenters' rights provisions discussed above.

VOTE REQUIRED

     The affirmative vote of a majority of the Company's issued and outstanding shares of Common Stock was required to approve the proposed Reincorporation in the State of Delaware.

     THE COMPANY RESERVES THE RIGHT TO WITHDRAW THE REINCORPORATION PROPOSAL AND TERMINATE THE MERGER PLAN AT ANY TIME PRIOR TO THE EFFECTIVE DATE IN THE EVENT THAT A MAJORITY OF THE BOARD OF DIRECTORS DETERMINES THAT THE MERGER IS NO LONGER IN THE BEST INTERESTS OF THE COMPANY TO CONSUMMATE THIS TRANSACTION.

APPROVAL OF THE PLAN OF MERGER AND THE REINCORPORATION

     By written consents dated November 28 and December 3, 1997, the Consenting Preferred Shareholders and the Consenting Shareholders, respectively, have given their written consent to the approval of the Plan of Merger, the Reincorporation and the subsequent filing of the appropriate documents with Secretaries of State of Utah and Delaware on or about January 26, 1998. THEREFORE, NO FURTHER SHAREHOLDER CONSENTS ARE REQUIRED.


                             APPROVAL AND ADOPTION
                                OF THE COMPANY'S
                              1997 INCENTIVE PLAN


     On September 26, 1997, the Board of Directors unanimously adopted the Company's 1997 Incentive Plan effective as of October 1, 1997 (the "Plan") as an amendment and restatement of the Company's 1996 Stock Option Plan (the "1996 Employee Plan") and 1996 Director Stock Option Plan (the "1996 Director Plan"). The Plan was approved and adopted by the Consenting Shareholders by written consents dated December 3, 1997.

     The Plan is summarized below. The full text of the Plan is available from the Assistant Secretary of the Company, William T. Kennedy, at the offices of the Company located at 4615 Post Oak Place, Suite 111, Houston, Texas 77027,
(713) 621-5678.

                                PLAN DESCRIPTION

     The Plan is intended to foster and promote the long-term financial success of the Company and its Subsidiaries and to increase stockholder value by: (a) encouraging the commitment of selected key Employees, Consultants and Outside Directors, (b) motivating superior performance of key Employees, Consultants and Outside Directors by means of long-term performance related incentives, (c) encouraging and providing key Employees, Consultants and Outside Directors with a program for obtaining ownership interests in the Company which link and align their personal interests to those of the Company's stockholders, (d) attracting and retaining key Employees, Consultants and Outside Directors by providing competitive incentive compensation opportunities, and (e) enabling key Employees, Consultants and Outside Directors to share in the long-term growth and success of the Company.

     Under the Plan, the Company may grant the following awards to key employees, directors who are not employees ("Outside Directors") and consultants of the Company, its controlled subsidiaries, and its parent corporation, if any:
(i) incentive stock options ("ISOs") as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) "nonstatutory" stock options ("NSOs"), (iii) stock appreciation rights ("SARs"), (iv) shares of restricted stock, (v) performance shares and performance units, (vi) other stock-based awards and (vii) supplemental tax bonuses (collectively, "Incentive Awards"). ISOs and NSOs are sometimes referred to collectively herein as "Options." The Company may grant Incentive Awards covering an aggregate of the greater of (a) 3,000,000 shares of the Company's common stock, par value $.001 per share ("Common Stock") and (b) 20% of the number of shares of Common Stock issued and outstanding on the last day of each calendar quarter, of which an aggregate of no more than 1,000,000 shares of Common Stock shall be available for Incentive Awards granted to Outside Directors and the remainder shall be available for Incentive Awards to Employees and Consultants. No more than 3,000,000 shares of Common Stock shall be available for Incentive Stock Options.

     Any shares of Common Stock which were issued and have been forfeited or were subject to Incentive Awards under the Plan which have expired or terminated for any reason will remain available for issuance with respect to the granting of Incentive Awards during the term of the Incentive Plan, except as may otherwise be provided by applicable law. Shares of Common Stock issued under the Plan may be either newly issued or treasury shares, including shares of Common Stock received by the Company in connection with the exercise of an Incentive Award. The number and kind of securities which may be issued under the Incentive Plan and pursuant to then outstanding Incentive Awards are subject to adjustments to prevent enlargement or dilution of rights resulting from stock dividends, stock splits, recapitalizations, reorganizations or similar transactions.

     The maximum number of shares of Common Stock subject to Incentive Awards that may be granted or that may vest, as applicable, to any one Covered Employee during any calendar year shall be 2,000,000 shares, subject to adjustment under the provisions of the Plan. The maximum aggregate cash payout subject to Incentive Awards (including SARs, performance units and performance shares payable in cash, or other stock-based awards payable in cash) that may be granted to any one Covered Employee during any calendar year shall be $5,000,000. For purposes of the Plan, "Covered Employee" means a named executive officer who is one of the group of covered employees as defined in
Section 162(m) of the Code and the regulations promulgated thereunder (i.e., generally the chief executive officer and the other four most highly compensated executives for a given year).

     No participants shall have any rights as a stockholder with respect to shares relating to an Incentive Award until the date of issuance of a stock certificate or certificates representing such shares. Nothing contained in the Plan or an Incentive Award shall confer any right with respect to continuation of employment or adjustment of compensation to a participant. Furthermore, no person shall have a right to claim an Incentive Award under the Plan.

     The Company shall not be required to effect registration pursuant to the Securities Act of 1933, as amended (the "Securities Act") or state law of any shares of Common Stock. In addition, the Company shall not be required to issue or deliver certificates evidencing shares of Common Stock under the Plan until the Company is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and the requirements of any securities exchange on which shares of Common Stock are traded.

ADMINISTRATION

     The Plan is administered by the Committee appointed by the board of directors consisting of directors each of whom is (i) an "outside director" under Section 162(m) of the Code and (ii) a "non-employee director" under Rule 16b-3 of the Exchange Act. Subject to the express provisions of the Plan, the Committee is authorized to, among other things, determine those eligible individuals to whom Incentive Awards may be granted, grant Incentive Awards to individuals eligible to participate in the Incentive Plan and determine the terms and conditions (which need not be identical) of each Incentive Award. The Plan does not prescribe any factors to be considered by the Committee in determining the individual participants and types of Incentive Awards granted.

     The Committee also interprets, construes and administers the Plan and any related incentive agreements; and makes all of the determinations necessary or advisable with respect to the Incentive Plan or any Incentive Award granted thereunder. All decisions and determinations of the Committee are final and binding on all parties. The Company will indemnify members of the Committee against any cost, expenses or liabilities arising out of any action, omission or determination relating to the Incentive Plan, unless such action, omission or determination was taken or made with gross negligence or willful misconduct.

     Subject to certain amendments which require stockholder approval, the Committee may, in its absolute discretion (i) extend the exercisability of an Incentive Award, (ii) accelerate the vesting or exercisability of an Incentive Award, (iii) eliminate or reduce the restrictions contained in an Incentive Award, (iv) waive any restriction or other provisions of an Incentive Award or
(v) otherwise amend or modify an Incentive Award in any manner that is either not adverse to the grantee of such Incentive Award or is consented to by such grantee.

     In addition, the Company's board of directors (the "Board") may grant Incentive Awards under the Plan including the grant of Incentive Awards to Outside Directors who are also members of the Committee. In such cases, the Board shall have all the powers and responsibilities of the Committee under the Plan as to the Incentive Awards so granted. However, the Board will not act in the Committee's capacity to the extent that doing so would disqualify an employee from an exemption under Section 16(b) of the Exchange Act, violate applicable stock exchange rules or result in the non-deductibility of compensation under Section 162(m) of the Code.

GENERAL TERMS AND TAX INFORMATION RELATING TO INCENTIVE AWARDS

     The material terms of each Incentive Award is reflected in an agreement (the "Incentive Agreement") between the participant and the Company. A summary of the most significant features of the Incentive Awards and their tax consequences to participants who are United States persons and the Company is set out below.

     Incentive and Nonstatutory Stock Options. Except in limited cases involving certain 10% stockholders or where the terms of the grant specify otherwise, ISOs and NSOs must be exercised within ten years of the grant date. ISOs may only be granted to employees and the exercise price of each ISO granted may not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of a share of Common Stock on the date of grant. The Committee will have the discretion to determine the exercise price of each NSO granted under the Plan; however, an NSO that is intended to qualify as performance based compensation to an officer subject to Section 162(m) of the Code must be granted with an exercise price equal to 100% of the fair market value of a share of Common Stock on the grant date. To the extent that the aggregate fair market value of shares of Common Stock with respect to which ISOs are exercisable for the first time by any employee during calendar year exceeds $100,000, such options must be treated as NSOs.

     The exercise price of each Option is payable in cash upon the exercise of the Option or, in the discretion of the Committee and upon such terms and conditions as it may deem appropriate, through the delivery of shares of Common Stock owned by the Option holder and valued at their fair market value, by withholding shares which would otherwise be acquired on the exercise of the Option and having an aggregate fair market value equal to the total exercise price or in a combination of the following.

     If a participant's employment or other service with the Company is terminated other than for Cause (as defined in the Plan), or by reason of Disability (as defined in the Plan) or death, his vested Options, whether ISOs or NSOs, shall remain exercisable for 60 days after such termination. If a participant's employment or other service with the Company is terminated by reason of Disability or death, his vested Options, whether ISOs or NSOs, shall remain exercisable for one year following such termination. If an employee's employment with the Company is terminated due to his retirement at or after attaining age 65, his vested NSOs shall remain exercisable for six months, and his vested ISOs shall remain exercisable for three months, following such termination. No Option shall be exercisable after the expiration of its term, in any case. If a participant's employment or other service with the Company is terminated for Cause, all outstanding Options, whether vested or otherwise, shall expire at the commencement of business on the date of such termination. The Committee, in its discretion, may prescribe time periods different than those set out in the foregoing provisions of this paragraph for the exercise of Options following a participant's termination of employment or other service. Such rights shall be reflected in the Incentive Agreement evidencing the participant's Incentive Award.

     Upon a Change in Control of the Company (as defined in the Plan) all outstanding Options become immediately exercisable. The Plan defines Change in Control generally to mean (i) a change in control as contemplated in the federal securities laws, (ii) the acquisition by any person of 20% or more of the shares of voting securities of the Company, (iii) certain changes in the composition of the Board (existing as of the effective date of the Plan) as a result of a contested election for positions on the Board, or (iv) any other event which the Board determines to constitute a change in the control of the Company. The Board may determine in its discretion, if it deems to be in the best interest of the Company, that an event otherwise constituting a Change in Control of the Company shall not be considered a Change in Control.

     An employee who is a participant in the Plan will not recognize any income at the time an ISO is granted, nor on the qualified exercise of an ISO. If a participant does not dispose of the shares acquired by exercise of an ISO within two years after the grant date of the ISO and one year after the exercise of the ISO, the exercise is qualified and the gain or loss (if any) on a subsequent sale will be a long-term capital gain or loss. Such gain or loss equals the difference between the sum of the sales proceeds and the exercise price of the Common Stock sold. The Company is not entitled to a tax deduction as a result of the grant or qualified exercise of an ISO. However, if the shares acquired upon the exercise of an ISO are disposed of at a gain prior to the above one-year and two-year holding periods and the fair market value of the shares at the time of exercise exceeds the exercise price, the exercise is not qualified and special rules apply that acquire the participant to recognize ordinary income (at least in part) at the time of such disposition. The Company is generally entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the participant from such disposition.

     Although the qualified exercise of an ISO will not produce ordinary taxable income to the participant, it will produce an increase in the participant's alternative taxable income and may result in an alternative minimum tax liability.

     An optionee will not recognize any income for federal income tax purposes at the time a NSO is granted, nor will the Company be entitled to a deduction at that time. However, when any part of a NSO is exercised, the optionee will recognize ordinary income in an amount equal to the difference between the fair market value of the shares received and the exercise price of the NSO, and the Company will generally recognize a corresponding tax deduction in the same amount at the same time.

     Stock Appreciation Rights (SARs). Upon exercise of an SAR, the holder thereof will receive a number of shares of the Common Stock or cash, or a combination thereof, as the Committee determines in the Incentive Agreement, the aggregate value of which equals the amount by which the fair market value per share of the Common Stock on the date of exercise exceeds the exercise price of the SAR, multiplied by the number of shares underlying the exercised portion of the SAR. An SAR may be granted in tandem with an Option or granted independently of an Option. The grant price per share of any SAR will be established by the Committee but must equal at least 100% of the fair market value of a share of Common Stock on the date the SAR is granted. The term of each SAR will be fixed by the Committee, but not extending beyond ten years from the date of grant. SARs will be subject to such terms and conditions and will be exercisable at such times as determined by the Committee. The value of an SAR may be paid in cash, in shares of Common Stock, or in some combination, as determined by the Committee. The Committee, in its discretion, will establish a participant's right to exercise an SAR in the event the participant's employment is terminated, such rights to be reflected in the participant's Incentive Agreement. Upon a Change in Control of the Company, all outstanding SARs which have not vested will fully vest automatically.

     The exercise of an SAR will result in the recognition of ordinary income by the participant on the date of exercise in the amount of cash, and/or the fair market value on such date of the shares of Common Stock, acquired pursuant to the exercise. The Company will generally be entitled to a tax deduction at the same time and in the same amount as the ordinary income recognized by the participant upon exercise of the SAR. The tax treatment of an SAR is the same whether the SAR is exercised in conjunction with an ISO or an NSO.

     Restricted Stock. A restricted stock award consists of a grant of Common Stock to a participant, which is subject to substantial risk of forfeiture and the transfer of which is subject to restrictions which lapse upon the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee. This period of restriction is established by the Committee at the time of grant. Unless otherwise designated by the Committee, during the period of restriction a stockholder of restricted shares will have all other rights of a stockholder, including the right to vote the shares and receive the dividends paid thereon. The Committee, in its discretion, will establish a participant's rights to receive restricted stock in the event the participant's employment is terminated prior to vesting, such rights to be reflected in the participant's Incentive Agreement. If vesting does not occur, shares of restricted stock are forfeited. Upon a Change in Control of the Company, all shares of restricted stock which have not vested or been forfeited will vest automatically.

     A participant will not recognize any income for federal tax purposes at the time shares of restricted stock are granted or issued, nor will the Company be entitled to a tax deduction at that time. However, when either the transfer restriction or the forfeiture risk lapses, such as on vesting, the participant will recognize ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they vest. A participant may file an appropriate election under Section 83(b) of the Code with the Internal Revenue Service within 30 days of the issue date of the restricted stock (the "Election"), which results in the participant's receipt of deemed ordinary income in an amount equal to the fair market value of the shares of restricted stock on the date on which they are issued. However, if a participant files the Election and the restricted stock is subsequently forfeited, such participant is not allowed a tax deduction for the amount previously reported as ordinary income due to the Election. Gain or loss (if any) from a disposition of restricted stock after the participant recognizes any ordinary income (whether by vesting or an Election) will generally constitute short- or long-term capital gain or loss. The Company will generally be entitled to a corresponding tax deduction at the time the participant recognizes ordinary income on the restricted stock, whether by vesting or an Election, in the same amount as the ordinary income recognized by the participant.

     Performance Units and Performance Shares. Performance units and performance shares may be granted to eligible individuals at any time as determined by the Committee. The Committee will have discretion to establish the initial number and value of such units and shares, the performance period, and the other material terms of the units or shares as reflected in the participant's Incentive Agreement. The Committee will establish performance goals in its discretion which, depending on the level of performance achieved, will determine the number and/or value of performance units/shares earned. Where an award is intended to meet the requirements for the performance-based exception to the deductibility limit imposed by Section 162(m) of the Code, the performance goals will be based on the performance measures prescribed in regulations issued under Section 162(m). The value of a performance share or unit (whether or not vested) is paid immediately on the occurrence of a Change in Control of the Company.

     There are no tax consequences to the Company or the participant upon the grant of performance shares or units. Upon payout of the shares or units, the participant will recognize taxable ordinary income in the amount of the payout and the Company will receive a corresponding tax deduction in the same amount and at the same time.

     Other Stock-Based Awards. Other stock-based awards, payable in Common Stock, may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines, in its discretion, as reflected in the participant's Incentive Agreement. In order to enable the Company and the Committee to respond quickly to significant developments in applicable tax and other legislation and regulations and to trends in executive compensation practices, the Plan also authorizes the Committee to grant other stock-based awards to individuals eligible to participate in the Plan. Other stock-based awards will consist of awards that are valued in whole or in part by reference to, or otherwise based on, the Company's Common Stock. Subject to the terms of the Plan, the Committee may determine any terms and conditions of other stock-based awards. Payment or settlement of other stock-based awards will be in cash or in shares of the Company's Common Stock or in any combination thereof as the Committee determines in its discretion.

     Generally, a participant will not realize any income upon the grant of other stock-based awards. Upon the payment of other stock-based awards, a participant will realize compensation taxable as ordinary income, and the Company will be entitled to a corresponding tax deduction in the same amount and at the same time. However, if any such shares are subject to substantial restrictions, such as a requirement of continued employment or the attainment of certain performance objectives, the participant will not recognize income and the Company will not be entitled to a deduction until the restrictions lapse, unless the participant elects otherwise by filing an Election (as described under "Restricted Stock" above). The amount of the participant's ordinary taxable income and the Company's deduction will generally be the fair market value of the shares at the time the restrictions lapse.

     Supplemental Tax Bonuses. The Committee may grant, in connection with a grant of an Incentive Award, a supplemental tax bonus, payable when the participant is required to recognize ordinary income for federal income tax purposes with respect to such Incentive Award. Receipt of any such bonus will result in ordinary income to the participant and generally a corresponding tax deduction to the Company at the same time and for the same amount.

     Other Tax Considerations. Upon accelerated exercisability of Options and accelerated lapsing of restrictions upon Restricted Stock or other Incentive Awards in connection with a Change in Control of the Company, certain amounts associated with such Incentive Awards could, depending upon the individual circumstances of the recipient participant, constitute "excess parachute payments" under the golden parachute provisions of Section 280G of the Code. Pursuant to these provisions, a participant will be subject to a 20% excise tax on any "excess parachute payment" (as defined in Section 280G of the Code) and the Company will be denied any deduction with respect to such excess parachute payment. The limit on the deductibility of compensation under Section 162(m) of the Code is also reduced by the amount of any excess parachute payments.
Whether amounts constitute excess parachute payments depends upon, among other things, the value of the Incentive Awards accelerated and the past compensation of the participant.

     Taxable compensation earned by Covered Employees subject to Section 162(m) of the Code in respect of Options, Restricted Stock, performance shares or units, or other applicable Incentive Awards is intended to constitute qualified "performance-based compensation." The Company should, therefore, be entitled to a tax deduction for compensation paid in the same amount as the ordinary income recognized by the Covered Employees without any reduction under the limitations of Section 162(m) on deductible compensation paid to such employees. However, the Committee may determine, within its sole discretion, to grant Incentive Awards to such Covered Employees which does not qualify as performance based compensation. Under
Section 162(m), the Company is denied a deduction for annual compensation paid to such employees in excess of $1,000,000.

     The foregoing federal income tax information is a summary only and does not purport to be a complete statement of the relevant provisions of the Code. The effect of any state or local taxes is not addressed.

TRANSFER AND RESALE RESTRICTIONS

     No Incentive Award may be assigned, transferred, pledged, or otherwise encumbered by a participant, other than by will or by the laws of descent and distribution. An Incentive Award may be exercised during the Participant's lifetime only by the participant or the participant's legal representative.

     The resale of the shares of Common Stock acquired upon exercise of Options under the Plan may be subject to the provisions of Rule 144 promulgated under the Securities Act. Under Rule 144, in relevant part, an affiliate of the Company may resell unrestricted Common Stock without registration under the Securities Act subject to Rule 144's volume limitation, aggregation, broker transaction and notice-filing requirements, and requirements concerning publicly-available information about the Company. The volume limitations provide that a person (or persons who must aggregate their sales) cannot, within any three-month period, sell more than the greater of 1% of then outstanding shares, or the average weekly reported trading volume during the four calendar weeks preceding each such sale.

     Participants in the Plan may be subject to the short-swing profit liability provisions of Section 16(b) of the Exchange Act. Section 16(b) makes any profit realized from any sale and purchase or purchase and sale of Common Stock within six months recoverable by the Company. For purposes of Section 16(b), the grant of an option under the Plan is deemed a purchase of Common Stock. Generally, however, under Exchange Act Rules 16b-3 and 16b-6, if the option grant is approved by the Board, Committee or stockholders, or a Plan participant subject to Section 16(b) does not dispose of the Common Stock issued upon exercise of an option granted under the Plan until at least six months after the date on which the option was granted, the participant's acquisition and disposition of such Common Stock will be exempt from the operation of Section 16(b). The Plan is intended to comply with the requirements of Rule 16b-3, and the Plan will be construed in a manner to effectuate that intent.

PLAN AMENDMENT AND TERMINATION

     The Board may amend or terminate the Plan at any time, except that the Plan may not be modified or amended, without stockholder approval, if such amendment would (i) increase the number of shares of Common Stock which may be issued thereunder, except in connection with a recapitalization or reclassification of the Common Stock, (ii) amend the eligibility requirements for individuals to participate in the Plan, (iii) increase the maximum limits on Incentive Awards that may be issued to certain named executive officers pursuant to Section 162(m) of the Code, (iv) extend the term of the Plan or (v) decrease the authority granted to the Committee under the Plan in contravention of Rule 16b-3 under the Exchange Act. No termination or amendment of the Plan shall adversely affect in any material way any outstanding Incentive Award previously granted to a participant without his consent. No Incentive Award may be granted under the Plan after September 30, 2007.

APPROVAL OF THE 1997 INCENTIVE PLAN

     By written consents dated December 3, 1997, the Consenting Shareholders gave their written consent to the approval of the Plan. THEREFORE, NO FURTHER SHAREHOLDER CONSENTS ARE REQUIRED.

     This Notice contains, or incorporates by reference, certain statements that may be deemed "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts so included in this Notice that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are based on certain assumptions and analyses made by management of the Company in light of its experience and its perception of historical trends, current conditions, expect future developments and other factors it believes to be appropriate. The forward-looking statements included in this Notice are also subject to a number of material risks and uncertainties. Such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements.